Exhibit 99.1
Accenture CEO William D. Green Assumes Additional Post of Chairman
NEW YORK; Sept. 5, 2006 — Accenture (NYSE: ACN) CEO William D. Green has assumed the additional role of chairman, effective Sept. 1. As chairman, he succeeds Joe W. Forehand, who retired from Accenture and the company’s board of directors on Aug. 31.
Mr. Green, 53, succeeded Mr. Forehand as CEO on Sept. 1, 2004, and has been a member of the Accenture board of directors since June 2001. Immediately prior to being appointed CEO, Mr. Green was chief operating officer-client services, and he also served as country managing director for the United States from August 2000 until August 2004. During his 28-year career with Accenture, Mr. Green has held executive positions in most of the company’s operating groups.
“Through his leadership, integrity and commitment, Joe Forehand helped make Accenture the extraordinary company that it is,” Mr. Green said. “I am grateful to Joe for the support he’s shown me since I became CEO two years ago. I look forward to continuing to work closely with the other members of our board of directors who, along with Accenture’s more than 130,000 employees, are committed to helping our clients achieve and sustain high performance.”
Sir Mark Moody-Stuart, lead director of the Accenture board of directors, said, “We have the utmost confidence in Bill Green’s leadership capabilities and look forward to working with him as chairman. Bill has been a very thoughtful and innovative CEO, and that has been reflected in Accenture’s outstanding growth over the past two years.
“At the same time, we are very grateful to Joe Forehand for his exemplary leadership and service to Accenture, both as chairman and CEO. Joe led Accenture through a period of tremendous change, including the company’s transition from global partnership to corporate form and its IPO, one of the largest in U.S. history.”
Mr. Forehand, 58, served as CEO from 1999 to 2004 and as chairman of the Accenture board of directors since its inception in 2001. He led the company’s strategic change initiative in which Accenture made the transition from a conventional consulting model to a business model focused on consulting, technology and outsourcing.
About Accenture
Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills and technologies to help clients improve their performance. With more than 133,000 people in 48 countries, the company generated net revenues of US$15.55 billion for the fiscal year ended Aug. 31, 2005. Its home page is www.accenture.com.
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Contact:
Roxanne Taylor
Accenture
+1 (917) 452 5106
roxanne.taylor@accenture.com